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                                                                   Exhibit 4.23


                               December 29, 1999


Vision Twenty-One, Inc.
7360 Bryan Dairy Road, Suite 200
Largo, FL 33777

Attention: Theodore Gillette, Chief Executive Officer

Gentlemen:

         We refer to the Amended and Restated Credit Agreement dated as of July 1, 1998, as amended, between you and us (the "Credit Agreement"). All capitalized terms used herein without definition shall have the same meaning herein as such terms are defined in the Credit Agreement.

         The Borrower is in the process of soliciting offers from one or more investors to sell all or substantial portions of the assets of, or equity interests in, the Borrower and its Subsidiaries, including without limitation their managed care business and their refractive surgery business (collectively being referred to herein as the "V21 Business"). The Borrower expects one or more letters of intent to acquire the V21 Business being entered into by the Borrower and such investor(s) with a view to repaying the Obligations owing to the Banks in full upon consummation of the sale of the V21 Business pursuant to the terms thereof. Pending the sale of the V21 Business, the Borrower intends to sell a substantial number of the physician practice management groups operated by the Borrower and its Subsidiaries (collectively being referred to herein as the "PPM Businesses"). The Borrower intends to use a portion of the proceeds from the sale of the PPM Businesses to meet its reasonable and necessary operating expenses until the sale of the V21 Business is consummated.

         To afford the Borrower an opportunity to consummate the sale of the V21 Business, the Borrower has requested that the Banks extend the temporary waiver period provided for in Sections 2.1 and 2.2 of that certain Seventh Amendment and Waiver to Credit Agreement dated as of December 10, 1999, among the Borrower, the Banks, and the Agent (the "Seventh Amendment") from December 31, 1999, to February 29, 2000, and postpone the due date for the payment of principal and interest otherwise due on December 31, 1999, and of interest otherwise due on January 31, 2000, to February 29, 2000. By signing below, the Banks hereby agree to extend the waiver period provided in Sections 2.1 and 2.2 of the Seventh Amendment from December 31, 1999, to February 29, 2000, and agree to postpone the due date for the payment of principal and interest otherwise due on December 31, 1999, and of interest otherwise due on January 31, 2000, to February 29, 2000, provided that:

                (a) the Borrower agrees that it shall use its best efforts to sell the Vision 21 Business or significant parts thereof with a view to repaying the Obligations owing to the Banks and to promptly advise the Banks of its receipt of any written letters of intent to acquire the Vision 21 Business or any significant part thereof (with copies thereof to be promptly furnished to the Banks), in each case subject to its directors' fiduciary duties;




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Vision Twenty-One, Inc.
December 29, 1999
Page 2

                (b) until the Obligations are paid in full, the Borrower shall provide to the Banks a weekly Budget pursuant to Section 1.14(f) of the Credit Agreement and such Budget shall be subject to the Approved Budget procedures set forth therein, regardless of whether or not then being accompanied by a request for a Borrowing of Bridge Loans;

                (c) at all times on and after the date hereof (i) all proceeds from the sale of any assets of the Borrower and its Subsidiaries (including, without limitation, proceeds from the sale of V21 Business, the PPM Businesses, or any part thereof), and (ii) cash receipts arising from the operation of the business of the Borrower and its Subsidiaries not applied pursuant to an Approved Budget, shall in each case be remitted promptly upon receipt to the Agent; and

                (d) except to the extent applied to payments pursuant to an Approved Budget or applied to the Obligations owing to the Banks, proceeds received pursuant to clause (c) above shall be held by the Agent as collateral for the remaining Obligations owing to the Banks (the Agent hereby being granted a Lien on and right of set-off for the benefit of the Banks against all such amounts so held).

The Borrower hereby acknowledges and agrees to the foregoing conditions, and also hereby acknowledges and agrees that any sale of its or its Subsidiaries' assets or businesses (whether a sale of the V21 Business or the portions thereof described herein as the PPM Businesses, or otherwise) shall be subject to the prior written consent of the Banks, and all proceeds from any such sale represent proceeds of the Banks' Collateral, to be held by the Agent or applied to the Obligations pursuant to the terms of the Credit Agreement as modified hereby.

         Except as specifically modified hereby, all of the terms and conditions of the Credit Agreement and the other Loan Documents shall stand and remain unchanged and in full force and effect. This waiver shall become effective upon the execution and delivery hereof by each of the Banks and the Borrower as set forth below. This waiver may be executed in counterparts and by different parties on separate counterpart signature pages, each of which shall be an original and all of which taken together shall constitute one and the same instrument. This waiver shall be governed by, and construed in accordance with, the laws of the State of Illinois.

                          [SIGNATURE PAGES TO FOLLOW]











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Vision Twenty-One, Inc.
December 29, 1999
Page 3

         This waiver letter is entered into by and among the parties hereto as of the date first above written.

BANK OF MONTREAL, in its individual capacity as BANK ONE TEXAS, N.A. a Bank and as Agent

By /s/ Jack J. Viang                       By /s/ Ronnie Kaplan
   -----------------------------              -------------------------------
   Name Jack J. Viang                         Name Ronnie Kaplan
   Title Director                             Title Vice President

PACIFICA PARTNERS I, L.P.                  PILGRIM PRIME RATE TRUST

By: Imperial Credit Asset Management,      By: Pilgrim Investments, Inc., as its
    as its Investment Manager                  Investment Manager

By /s/ Dean K. Kawai                       By /s/ Charles E. LeMieux
   -----------------------------              -------------------------------
   Name Dean K. Kawai                         Name Charles E. LeMieux
   Title Vice President                       Title Assistant Vice President

PILGRIM AMERICA HIGH INCOME                MERRILL LYNCH BUSINESS FINANCIAL
INVESTMENTS LTD.                           SERVICES, INC.

By /s/ Charles E. LeMieux                  By /s/ Jeremy M. Dhein
   -----------------------------              -------------------------------
   Name Charles E. LeMieux, CFA               Name Jeremy M. Dhein
   Title Assistant Vice President             Title Assistant Vice President

         Acknowledged and agreed to as of the date first above written.

                                           VISION TWENTY-ONE, INC.

                                           By /s/ Bruce Maller
                                              -------------------------------
                                              Name Bruce Maller
                                              Title Board Chairman